Exhibit 99.1

IPASS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
Implements Cost Reduction Initiative; Appoints Darin Vickery as Chief Financial Officer

REDWOOD SHORES, CALIF., May 7, 2015—iPass Inc. (NASDAQ: IPAS), the world's largest commercial Wi-Fi network, today announced financial results for the first quarter 2015.
Announcing Significant Restructuring
The restructuring is intended to flatten the organization, create a more nimble sales and delivery infrastructure to support a SaaS go-to-market strategy, and accelerate the time frame in which the company can become cash flow break-even. The restructuring will reduce headcount globally by 14%, eliminate 19 management positions of director or above, and result in a charge in the range of $2.7 million to $3.2 million in the second quarter of 2015. Combined with other management cost reduction efforts, iPass expects to reduce per-quarter operating expenses by approximately $2.0 million. Included in the restructuring are four executive officers: the Chief Financial Officer; the Chief Marketing Officer; the Chief Technology Officer; and the Vice President of Worldwide Sales. Karen Willem, CFO, will be staying through the end of June 2015 to facilitate the restructuring and assist in the management transition. Darin Vickery, currently the Corporate Controller, has been appointed CFO effective June 1, 2015.
Financial Highlights

•	Open Mobile (OM) revenue for the first quarter of 2015 was $15.3 million compared with $15.2 million in the fourth quarter of 2014 and $13.6 million in the first quarter of 2014.

•	Total revenue in the first quarter of 2015 was $16.6 million compared with $17.2 million in the fourth quarter of 2014 and $17.6 million in the first quarter of 2014 (from continuing operations).

•
GAAP total net loss for the first quarter of 2015 was $3.4 million compared with GAAP total net loss of $3.9 million in the fourth quarter of 2014 and GAAP total net loss of $5.5 million in the first quarter of 2014 (which included $0.4m of net income from discontinued operations).

•
Adjusted EBITDA loss for the first quarter of 2015 was $2.3 million compared with $2.3 million in the fourth quarter of 2014 and $4.8 million in the first quarter of 2014. Q1’15 significantly outperformed guidance as the company initiated cost cutting efforts in advance of the restructuring event it announced today.

•
Deferred Revenue at March 31, 2015, was $1.5 million compared with $0.6 million at December 31, 2014, an increase of 150% over the prior quarter. The majority of this increase is driven by the Hewlett-Packard deal signed in the third quarter of 2014 in the Asia-Pacific region.

Management Commentary
“On the last earnings call, I said that you should expect change across many fronts, and to expect that we would consume less cash, accelerate the time to profitability, and initiate new product offerings to fuel our growth,” said Gary Griffiths, iPass president and CEO.  “Since that time, we’ve launched iPass UNLIMITED, which will be sold on a per-user-per month fixed fee, for unlimited usage, primarily to sales and marketing teams, the typical users of our service.  UNLIMITED is a hosted SaaS product that significantly increases our addressable market, and is expected to have shorter sales cycles and shorter times to deploy.  We’re already seeing new deals close in days - not months. Second, we’ve expanded our activity in reaching end users by bundling our product into products of companies who have massive consumer audiences - including previously announced partnerships with HP and Microsoft.  We call this iPass EVERYWHERE, and today we are announcing a new partnership with Huawei, allowing Huawei Smart Phones to access the iPass global Wi-Fi network.  We believe these and continued deals of this kind will allow us to spread virally.  Third, we are making significant enhancements to the product reflective of a lean, nimble mobile application.  We call this iPass INVISIBLE - working behind the scenes to keep our customers connected.”

“Finally, this new vision includes a new cost structure, which we believe will lead to a faster path to profitability.  As you’ve seen in our adjusted EBITDA, we’ve already significantly reduced spending in Q1’15, and with the restructuring announced today, plan on further reducing our operating expenses by $2 million per quarter, which we believe will accelerate positive EBITDA from our targeted $100 million annual revenue run rate to $80 million.  We have increased our deferred revenues from $0.6 million at December 31, 2014, to $1.5 million at March 31, 2015, which we believe is a sign of things to come. We believe that our vision of and focus on Unlimited, Everywhere, and Invisible, combined with a streamlined expense structure, will accelerate both top and bottom line growth.”
Operational Highlights

•	Launched iPass UNLIMITED to offer Wi-Fi as a service, sold on a per-user per-month fixed fee for unlimited usage.

•
New logo Annual Contract Value (ACV) for the first quarter of 2015 was $0.4 million. The company believes that as it migrates its sales efforts to a more SaaS-like recurring fixed fee model, ACV will become a key reporting metric.

•
Released new capabilities in the OM client to automatically assign user credentials, removing the need for users to actively manage their sign-on passwords and password resets - early stage iPass INVISIBLE success.

Second Quarter 2015 GUIDANCE
For the second quarter of 2015 ending June 30, 2015, iPass anticipates total revenue from continuing operations and adjusted EBITDA income (loss) to be in the following ranges:

Total Revenue	$15.4 – 17.4 million
Adjusted EBITDA Income / (Loss) (1)	$ (2.5) – (1.0) million

(1)
A reconciliation of Adjusted EBITDA income (loss) to GAAP net loss is provided in the attached schedules. The guidance for Adjusted EBITDA income (loss) for the second quarter of 2015 does not include an estimate of any foreign exchange gains or losses, costs to be incurred in the ongoing proxy contest, or transition costs associated with completing the restructuring event announced today.

Today’s Conference Call and Webcast Information
iPass will host a live conference call today at 2:00 PM Pacific Time (5:00 PM Eastern Time).
The conference call will be accessible by telephone, toll-free at 888-455-2296 or direct dial at 719-325-2463 with a participant confirmation code of 5955916. The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its second quarter 2015 results.
The dial-in number for a telephone replay of the conference call is 888-203-1112 and 719-457-0820 and will be available until May 15, 2015. The confirmation code for the replay is 5955916.

Cautionary Information About Forward-Looking Statements
The statements in this press release that the restructuring will flatten the organization, create a more nimble sales and delivery infrastructure to support a SaaS go to market strategy and accelerate the cash flow break-even point, the range of the charge iPass expects to take as a result of the restructuring, its expectations as to the benefits of the restructuring including to reduce approximately $2.0 million per quarter from its operating expense run rate, its expectations to consume less cash, accelerate the time to profitability, and initiate new product offerings to fuel its growth, its expectations that UNLIMITED will significantly increase its addressable market, have shorter sales cycles and shorter times to deploy, its belief that the increase in deferred revenue is a sign of things to come, its belief that its new and continuing deals will allow it to spread virally, that its new cost structure will accelerate positive Adjusted EBITDA from its targeted $100 million annual revenue run rate to $80 million and accelerate both top and bottom line growth, iPass’ belief that ACV will become a key reporting metric, and iPass’ projections of its second quarter

2015 financial results under the caption “Q2 2015 Guidance,” are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including the following: the risk that consumers and customers will not perceive the benefits of iPass UNLIMITED, iPass EVERYWHERE and iPass INVISIBLE to be as iPass expects; the risk that iPass will not be able to achieve the cost savings that iPass currently expects; the risk that the “End of Life” of iPass’ legacy Mobile Office product may negatively impact customer retention and mobility revenues more than iPass expects; the risk that the Open Mobile platform and Open Mobile Exchange will not continue to achieve the market acceptance iPass expects; the risk of material reductions in iPass customers’ existing minimum commitments more than iPass currently expects; the risk that iPass does not accurately predict usage for its Enterprise Flat Rate price plan which could result in iPass expenses exceeding revenues for these plans; the risk that iPass customers do not widely deploy iPass Open Mobile on smartphones, tablets and other mobile handheld devices at the rate iPass expects; the risk that demand for Mobility Services does not grow as iPass expects; the risk that strong competition in the market for Mobility Services could reduce demand for iPass’ services; and the risk that a meaningful portion of iPass business is international, which subjects iPass to additional risks such as currency fluctuations. Detailed information about these and other risk factors that could potentially affect iPass’ business, financial condition and results of operations are included in iPass’ Annual Report on Form 10-K filed with the SEC on March 13, 2015, and available at the SEC’s Web site at www.sec.gov and the company’s website at http://investor.ipass.com. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be an inaccurate prediction of the actual results.

In addition, investors and others should note that iPass announces material financial information to its investors using its investor relations website, SEC filings, press releases, public conference calls and webcasts. iPass also uses social media to communicate with its customers and the public about iPass, its products and services and other matters relating to its business and market. It is possible that the information iPass posts on social media could be deemed to be material information. Therefore, iPass encourages investors, the media, and others interested in iPass to review the information it posts on U.S. social media channels including the iPass Twitter Feed, the iPass LinkedIn Feed, the iPass Google+ Feed, the iPass Facebook Page, the iPass Blog, the iPass Instagram account, and the iPass Pinterest account. These social media channels may be updated from time to time.
Information Regarding Non-GAAP Financial Measures
This press release also contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass considers Adjusted EBITDA as a supplemental measure of the company’s performance that is not required by, nor presented in accordance with GAAP.
The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, stock-based compensation, restructuring charges, net income (loss) from discontinued operations, CEO exit costs – severance, and other non-operating income. The company believes Adjusted EBITDA provides a meaningful comparison between its core operating results, on a consistent basis, over different periods of time. Accordingly, management uses this financial measure for evaluating and making operating decisions and for purposes of comparison with its strategic plan, operating budgets and allocation of resources.
Furthermore, iPass believes the use of Adjusted EBITDA is useful to investors:

1)
To provide an additional analytical tool for understanding the company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2)	To provide consistency and enhance investors’ ability to compare the company’s performance across financial reporting periods; and

3)	To facilitate comparisons to the operating results of other companies in the company’s industry, which may use similar financial measures to supplement their GAAP results.

Adjusted EBITDA should not be considered in isolation, or construed as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company's liquidity. In addition, other companies may calculate Adjusted EBITDA differently than iPass does, which would limit its usefulness in comparing iPass’ financial results with those of such other companies.

About iPass Inc.
iPass delivers global, mobile connectivity as a hosted cloud service, connecting its customers with the people and information that matter the most on all of the devices they choose to carry: smartphones, tablets and laptops. iPass (NASDAQ: IPAS) is the world's largest commercial Wi-Fi network, with 19 million hotspots in airports, hotels, airplanes and public areas spanning 100 countries across the globe. In the rapidly changing technology of Internet connectivity, iPass is the industry pioneer in ensuring businesses have unlimited access to unlimited content.

NOTE: iPass® is a registered trademark of iPass Inc. Open Mobile, OME, Open Mobile Express, Open Mobile Exchange and OMX are trademarks of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. Other company names, logos and product or service names mentioned herein are the trademarks owned by their respective owners.

Selected Financial Results and Key User Metrics

Q1 2015

(unaudited; in millions)	Q1'15	Q4'14	Q1'14
Revenue:	$16.6	$17.2	$17.6
Open Mobile	15.3	15.2	13.6
Open Mobile Enterprise:	14.2	14.4	12.8
Network	10.4	10.5	8.8
Platform	3.8	3.9	4.0
Open Mobile Exchange	1.1	0.8	0.8
Legacy iPC:	1.3	2.0	4.0
Network Gross Margin (1)	45.3%	43.3%	41.7%
Loss from Continuing Operations (pre-tax)	$(3.3)	$(4.0)	$(6.1)
(Provision for) Benefit from Income Tax	(0.1)	1.6	0.2
GAAP Net Loss from Continuing Operations	$(3.4)	$(2.4)	$(5.9)

Income from discontinued Operations (pre-tax)	$—	—	$0.7
Gain on sale of Discontinued Operations (pre-tax)	—	—	—
Tax Expense on Discontinued Operations (2)	—	(1.5)	(0.3)
GAAP Net Income from Discontinued Operations	$—	$(1.5)	$0.4

GAAP Total Net Income (Loss)	$(3.4)	$(3.9)	$(5.5)

Adjusted EBITDA Loss	$(2.3)	$(2.3)	$(4.8)
Cash and Cash Equivalents	$28.6	$33.8	$20.1
Shares of Common Stock Outstanding at End of Period	65.5	64.8	64.4

(1)	Network Gross Margin is defined as (Mobility Network Revenue less Network Access Costs) divided by Mobility Network Revenue.

(2)
Provision for income taxes reflect tax expenses on discontinued operations with an offsetting benefit in continuing operations, representing the iPass' ability to utilize net operating losses to offset tax associated with the gain on the sale of the Unity business.

Key Operating Metrics:
iPass tracks three key metrics including (i) the number of active Open Mobile Platform users, (ii) the number of Open Mobile Wi-Fi Network users, and starting with Q1’15 (iii) total deferred revenue. Each user metric below is calculated as Average Monthly Monetized Users (AMMU), defined as the average number of active users per month, during a given quarter, for which a fee was billed by iPass for either Wi-Fi or Platform services. Deferred Revenue is the summation of our short-term and long-term deferred revenue as reported on our GAAP balance sheet (in thousands).

	Q1'15	Q4'14	Q1'14
Wi-Fi Network Users	83,000	84,000	71,000
Active Platform Users	815,000	814,000	681,000

		March 31, 2015	December 31, 2014
Deferred Revenue (Short-term plus Long-term)		$1,482	$552

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$28,600	$33,814
Accounts receivable, net of allowance for doubtful accounts of $104 and $172, respectively	11,149	10,063
Prepaid expenses and other current assets	4,216	4,318
Total current assets	43,965	48,195
Property and equipment, net	5,805	6,213
Other assets	694	847
Total assets	$50,464	$55,255
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,298	$7,301
Accrued liabilities	6,399	7,188
Deferred revenue, short-term	1,158	437
Total current liabilities	13,855	14,926
Deferred revenue, long-term	324	115
Vendor financed property and equipment	572	854
Other long-term liabilities	1,034	879
Total liabilities	$15,785	$16,774
Stockholders’ equity:
Common stock	65	65
Additional paid-in capital	220,006	220,368
Accumulated deficit	(185,392)	(181,952)
Total stockholders’ equity	34,679	38,481
Total liabilities and stockholders’ equity	$50,464	$55,255

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue	$16,558	$17,637
Cost of revenues and operating expenses:
Network access costs	6,675	7,207
Network operations	2,950	3,717
Research and development	2,998	3,384
Sales and marketing	3,182	4,565
General and administrative	4,236	4,771
Restructuring charges and related adjustments	21	14
Total cost of revenue and operating expenses	20,062	23,658
Operating loss	(3,504)	(6,021)
Interest expense, net	(21)	(33)
Foreign exchange gain (loss), net	189	(71)
Other loss, net	(4)	—
Loss from continuing operations before income taxes	(3,340)	(6,125)
(Provision for) benefit from income taxes	(100)	179
Net loss from continuing operations	$(3,440)	$(5,946)
Net income from discontinued operations	$—	$397
Total net loss	$(3,440)	$(5,549)
Total comprehensive net loss	$(3,440)	$(5,549)

Total net Income (loss) per share - basic and diluted
Loss from continuing operations	$(0.05)	$(0.09)
Income from discontinued operations	$—	$—
Total net loss per share	$(0.05)	$(0.09)

Weighted average shares outstanding - basic and diluted	62,846,194	64,421,563

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	March 31
	2015	2014
Cash flows from operating activities:
Net loss	$(3,440)	$(5,549)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation (benefit) expense	(362)	587
Depreciation and amortization	746	803
Deferred income taxes	(2)	(6)
Loss on disposal of property and equipment	4	—
Recovery of doubtful accounts	(63)	(68)
Changes in operating assets and liabilities:
Accounts receivable	(1,024)	1,096
Prepaid expenses and other current assets	254	527
Other assets	3	31
Accounts payable	(1,152)	(935)
Accrued liabilities	(669)	792
Deferred revenue	930	(459)
Other liabilities	11	(63)
Net cash used in operating activities	(4,764)	(3,244)
Cash flows from investing activities:
Purchases of property and equipment	(175)	(457)
Net cash used in investing activities	(175)	(457)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	36
Principal payments for vendor financed property and equipment	(275)	(263)
Used in financing activities	(275)	(227)
Net decrease in cash and cash equivalents	(5,214)	(3,928)
Cash and cash equivalents at beginning of period	33,814	24,017
Cash and cash equivalents at end of period	$28,600	$20,089
Supplemental disclosures of cash flow information:
Net cash paid for taxes	$50	$47
Accrued amounts for acquisition of property and equipment	$239	$217

iPASS INC.
RECONCILIATION OF NON-GAAP TO GAAP METRICS
(Unaudited, in thousands)

		Three Months Ended
		March 31, 2015	December 31, 2014	March 31, 2014
I	Reconciliation of Adjusted EBITDA Loss to GAAP Total Net Loss:
	Adjusted EBITDA	$(2,293)	$(2,282)	$(4,794)
	(a) Interest expenses	(21)	(24)	(33)
	(b) Income tax (expense) benefit	(100)	1,563	179
	(c) Depreciation of property and equipment	(746)	(791)	(713)
	(d) Stock-based compensation benefit (expense)	362	(910)	(571)
	(e) Restructuring charges and related adjustments	(21)	12	(14)
	(f) Other non-operating income	—	2	—
	(g) CEO exit costs – severance	(621)	—	—
	(h) Net income (loss) from discontinued operations	—	(1,514)	397
	GAAP Total Net Loss	$(3,440)	$(3,944)	$(5,549)

	Q2 2015 Guidance
II	Reconciliation of Q2 2015 Adjusted EBITDA Loss to Total GAAP Net Loss:	(Unaudited, in millions)
	Adjusted EBITDA Loss (1)	$(2.5)		$(1.0)
	(a) Income tax expense		(0.1)
	(b) Depreciation of property and equipment		(0.7)
	(c) Stock-based compensation		(0.5)
	(d) Restructuring		(3.0)
	GAAP Total Net Loss	$(6.8)		$(5.3)

(1)
The guidance for Adjusted EBITDA income (loss) for the second quarter of 2015 does not include an estimate of any foreign exchange gains or losses, costs to be incurred in the ongoing proxy contest, or transition costs associated with completing the restructuring event announced today.

INVESTOR RELATIONS CONTACT:
Mike Bishop
The Blueshirt Group
Tel. +1 415 217 4968
Email: mike@blueshirtgroup.com